CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1193/1195 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated January 29, 2026 on the financial statements and financial highlights of the Medalist Partners MBS Total Return Fund and Medalist Partners Short Duration Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 27, 2026